Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports Second Quarter 2014 Results

•	Q2 product revenue of $8.6 million; reiterating $38-40 million annual revenue guidance for 2014.
•	Final module of premarket approval (PMA) application submitted to FDA for INTERCEPT Platelets; expect approval decision as early as H1-2015.
•	Submitted application for regulatory approval of INTERCEPT Platelets in Canada.
•	Phase III European acute anemia clinical trial fully enrolled; plan to submit application for CE mark approval of INTERCEPT Red Blood Cells in H2 2016.

CONCORD, CA, July 31, 2014 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2014.

“First half results were in-line with our expectations and reflect the impact of strategic changes in certain markets covered by distributors. We believe the appropriate foundation is now in place to resume revenue growth going forward, with the results of these transitions expected to be fully realized in Q4. With the anticipated completion of these transitions, as well as recent wins in territories such as Belgium, we remain confident in our ability to meet our 2014 annual revenue guidance of $38-$40 million,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “We now have INTERCEPT Platelet applications under regulatory review in both the U.S. and Canada, and plan to submit for CE mark approval of INTERCEPT Red Blood Cells in the second half of 2016.”

Revenue

Product revenue for the second quarter of 2014 was $8.6 million, a 15% decrease from the second quarter of 2013. Product revenue for the first six months of 2014 was $16.5 million, and represented a 17% decrease from the first six months of 2013. This decline in product revenue for the second quarter and first half of 2014 was expected, and was a result of the implementation of recent strategic changes in certain distributor geographies. The effect of these strategic changes was incorporated into the Company’s annual revenue guidance of $38-$40 million for 2014.

Gross Margins

Gross margins on product revenue for the second quarter of 2014 were 45%, compared to 43% for the second quarter of 2013. Gross margins on product revenue were 46% for the first six months of 2014, compared to 45% for the same period in 2013. This is the second quarter operating under the new terms of the amended agreement with Fresenius-Kabi, the manufacturer of the Company‘s disposable kits. The amended agreement is expected to continue to provide more stability in per unit costs for the INTERCEPT cost of goods sold.

Operating Expenses

Total operating expenses for the second quarter of 2014 were $14.9 million, compared to $11.5 million for the second quarter of 2013, and $27.8 million compared to $21.1 million for the six months ended June 30, 2014 and 2013, respectively. The increase in operating expenses was related to development costs incurred in connection with the support of the PMA submissions for both the INTERCEPT platelet and plasma products, selling, general and administrative expenses incurred in anticipation of a potential U.S. launch of the INTERCEPT System and increased costs associated with ongoing red blood cell clinical studies, both in Europe and the U.S. The Company expects to continue making focused investments throughout the remainder of 2014 as visibility into the PMA approval process and subsequent possible commercial launch for the INTERCEPT platelet and plasma products becomes more certain. The Company also expects to commence activities to pursue an accelerated clinical and regulatory pathway and to accelerate the license-enabling manufacturing and development work needed to prepare for a potential CE mark regulatory submission for INTERCEPT Red Blood Cells. Accelerating these activities is expected to result in increased costs sooner than the Company had previously anticipated.

Operating and Net Loss

Operating losses during the second quarter of 2014 were $11.0 million, compared to $7.1 million during the second quarter of 2013, and $20.2 million compared to $12.1 million for the six months ended June 30, 2014 and 2013, respectively. The lower revenues and increased operating expenses realized during the second quarter and first half of 2014 relative to the same periods in 2013 were the primary drivers for the higher operating losses.

Net loss for the second quarter of 2014 was $7.6 million, or $0.16 per share on a fully diluted basis, compared to a net loss of $6.7 million, or $0.10 per share on a fully diluted basis, for the second quarter of 2013. Net loss for the first half of 2014 was $7.8 million, or $0.28 per share on a fully diluted basis, compared to a net loss of $17.0 million, or $0.26 per share on a fully diluted basis, for the same period of 2013.

Net losses were impacted by the mark-to-market adjustments of the Company’s outstanding warrant liability to fair value. These adjustments resulted in a non-cash gain of $3.5 million during the second quarter of 2014 compared to $0.7 million during the second quarter of 2013, and a non-cash gain of $12.5 million and compared to a non-cash loss of $4.4 million during the six months ended June 30, 2014 and 2013, respectively.

Cash, Cash Equivalents, and Short-Term Investments

At June 30, 2014, the Company had cash, cash equivalents, and short-term investments of $49.7 million compared to $57.7 million at December 31, 2013 and $48.3 million at March 31, 2014. During the second quarter of 2014, the Company entered into a new loan agreement which provides up to $30 million in term loans, issuable in three separate $10 million tranches. On June 30, 2014, the Company borrowed the first $10 million under the loan agreement. During the second quarter of 2014, the Company also repaid the outstanding $3.4 million it had previously drawn under its now expired revolving line of credit. The additional two $10 million tranches of term loans available under the loan agreement are available at the Company’s option during certain periods and subject to the Company receiving FDA approval of the INTERCEPT platelet or plasma products. The third tranche is also conditioned upon the Company achieving consolidated trailing six months‘ revenue at a specified level.

Recent Highlights

•	Signed five year agreement with Belgian Red Cross Flanders for the INTERCEPT Blood System for platelets.
•	Secured a loan agreement for up to $30 million from Oxford Finance.
•	Final module of premarket approval (PMA) application submitted to FDA for INTERCEPT Platelets in U.S.; expect approval decision as early as H1-2015.
•	INTERCEPT Plasma PMA process ongoing; now expect approval decision as early as Q1-2015.
•	Submitted application for regulatory approval of INTERCEPT platelets in Canada.
•	Phase III acute anemia trial fully enrolled; plan to submit application for CE mark approval of INTERCEPT Red Blood Cells in H2-2016.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 13514018. The replay will be available approximately three hours after the call through August 13, 2014.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. In the United States, Cerus is seeking regulatory approval of the INTERCEPT Blood System for plasma and platelets. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2014 revenue guidance and future sales growth, the anticipated impact resulting from strategic changes to Cerus’ distributor relationships, including Cerus’ expectation that these changes will result in resumed revenue growth, the potential approvals by the FDA of the PMA applications for the INTERCEPT Blood System for plasma and platelets and the timing thereof, a potential CE Mark regulatory submission for the red blood cell system, the timing thereof and potential additional costs in support thereof, Cerus’ plans to accelerate the activities needed to prepare for a potential CE Mark regulatory submission for the red blood cell system, the potential commercial launch in the U.S. of the INTERCEPT Blood System for plasma and platelets and expenses in support thereof, future operating expenses, research and development activity and expenses in support of Cerus‘ regulatory submissions, the expected financial and other impacts from Cerus’ amended agreement with its manufacturer of disposable kits, and the availability and funding of the two remaining $10 million tranches of term loans available under Cerus‘ new loan agreement with Oxford Finance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that the negative sales impact from the strategic changes to Cerus’ distributor relationships could last longer or be more severe than anticipated and that Cerus may otherwise not resume revenue growth in future periods; the uncertain and time-consuming development and regulatory process, including the risks that Cerus may encounter difficulties answering or remediating any deficiency letters issued by the FDA in connection with its review of Cerus’ PMA applications for the INTERCEPT Blood System for plasma and platelets, which would delay any FDA approval decision, or that Cerus‘ PMA submissions might not be approved by the FDA in a timely manner or at all, and the risk that additional investments and accelerated development activities may not accelerate the timeframe in which Cerus could potentially submit for CE mark approval of the red blood cell system; adverse market and economic conditions, including adverse fluctuations in foreign exchange rates; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain; risks associated with the satisfaction of the conditions to the funding of the two remaining $10 million tranches of term loans available under Cerus‘ new loan agreement with Oxford Finance and Cerus’ ability to maintain (and otherwise comply with the covenants in) such loan agreement; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the three months ended March 31, 2014 filed with the SEC on May 12, 2014. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$8,601	$10,150	$16,467	$19,883
Cost of product revenue	4,752	5,747	8,909	10,837

Gross profit on product revenue	3,849	4,403	7,558	9,046

Operating expenses:
Research and development	4,722	3,506	9,364	6,206
Selling, general and administrative	10,080	7,954	18,316	14,807
Amortization of intangible assets	51	51	101	101

Total operating expenses	14,853	11,511	27,781	21,114

Loss from operations	(11,004)	(7,108)	(20,223)	(12,068)
Non-operating income (expense), net	3,459	438	12,491	(4,803)

Loss from operations before income taxes	(7,545)	(6,670)	(7,732)	(16,871)
Provision for income taxes	44	54	82	105

Net loss	$(7,589)	$(6,724)	$(7,814)	$(16,976)

Net loss per common share:
Basic	$(0.10)	$(0.10)	$(0.11)	$(0.26)
Diluted	$(0.16)	$(0.10)	$(0.28)	$(0.26)

Weighted average common shares outstanding used for computing net loss per common share:
Basic	72,899	69,727	72,495	64,756
Diluted	74,517	71,928	74,927	64,756

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	June 30, 2014	December 31, 2013
Cash, cash equivalents, and short-term investments	$49,696	$57,676
Accounts receivable	4,478	6,125
Inventories	13,377	13,063
Prepaid expenses and other current assets	2,769	1,290
Property and equipment, net	3,615	2,189
Goodwill and intangible assets	2,559	2,660
Other assets	358	378

Total assets	$76,852	$83,381

Accounts payable and accrued liabilities	$13,788	$15,487
Deferred revenue	266	181
Debt - current	—	3,366
Warrant liability	7,653	20,390
Debt - long term	9,848	—
Other non-current liabilities	1,089	1,162

Total liabilities	32,644	40,586
Stockholders’ equity	44,208	42,795

Total liabilities and stockholders’ equity	$76,852	$83,381